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                            TAX SHARING AGREEMENT            EXHIBIT 10.16 (1)

This tax sharing agreement (the "Agreement") is entered into by Lincoln National Corporation ("LNC"), a corporation organized under the laws of the State of Indiana and having its principal office at 200 E. Berry St., Fort Wayne, Indiana, and American States Financial Corporation ("ASFC"), a corporation also organized under the laws of the State of Indiana and having its principal office at 500 N. Meridian St., Indianapolis, Indiana, and is effective as of January 1, 1996. This Agreement applies to federal, state, local, and foreign income taxes, including any interest and penalties assessed for any such taxes, arising for any taxable year ("Tax Year") during which LNC owns any ASFC stock. This Agreement supersedes all prior tax sharing agreements between LNC and ASFC or any subsidiaries of LNC and ASFC, except to the extent otherwise noted. As described more fully below, the rights and obligations of LNC and ASFC depend upon the amount of ASFC stock owned by LNC, and on whether LNC and ASFC are members of an affiliated group that files a consolidated federal income tax return.

SECTION I.  ASFC IN CONSOLIDATED GROUP

     A. Management of Tax Disputes and Tax Computations. For any Tax Year or portion of a Tax Year in which ASFC is a member of an affiliated group that files a consolidated return for which LNC is the common parent ("LNC Consolidated Group"), LNC shall be responsible for managing the filing of tax returns and for determining the appropriate strategy for handling audits and
disputes with taxing authorities.   Additionally, LNC shall be responsible for
the final determination of all computations required under this Agreement.

     B. Calculation of ASFC's Tax Liability. For any Tax Year in which ASFC is a member of the LNC Consolidated Group, the LNC Consolidated Group's federal income tax liability shall be allocated between ASFC and the remainder of the LNC Consolidated Group as follows:

          1. Separate Tax Liability. Periodic computations shall be made of the federal income tax liability of the ASFC Group, defined below, on a hypothetical consolidated basis ("Separate Tax Liability") for each Tax Year, or for any part of a Tax Year during which ASFC is included in the LNC Consolidated Group. Computations shall be made at least once per quarter to support the required payments of quarterly estimated taxes and shall also be made at the time of the original and extended due dates for the filing of the federal income tax return for each Tax Year. Such Separate Tax Liability shall be calculated as follows:


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               a.  ASFC shall be treated as the common parent of an affiliated group that files a consolidated federal income tax return including all subsidiaries of ASFC which are included in the LNC Consolidated Group (the "ASFC
Group").   For purposes of this Agreement, the ASFC Group shall be treated as having constituted a consolidated group for five years or more.

               b. For purposes of this calculation, all members of the ASFC Group shall be treated as if they had never been included in the LNC Consolidated Group.

               c. Gains and losses on intercompany transactions shall be disregarded until such time as they are recognized in the consolidated federal income tax return of the LNC Consolidated Group.

               d. Income, gain, deductions, credits, and similar items of the ASFC Group described in Treasury Regulation section 1.1552-1(a)(2)(ii) shall generally be taken into account in the manner specified in that subdivision.

               e. To the extent that any corporation in the ASFC Group is unable to avail itself of special rules applicable only to small corporations, lower tax rates applicable to part or all of the income of a single corporation, the exemption provided in Internal Revenue Code section 59A (applicable to the environmental tax) or any other similar item because it participates in the filing of the federal income tax return of the LNC Consolidated Group, the ASFC Group shall not use such benefit in calculating its Separate Tax Liability.

               f. Income, gain, deductions, credits, and similar items of any member of the ASFC Group shall not be included to the extent attributable to a period commencing on or after the date that member of the ASFC Group ceases to be includible in the LNC Consolidated Group.

               g. For each quarter of a Tax Year that the ASFC Group has net operating losses, net capital losses, tax credits or any other tax benefits that have not been used to decrease the ASFC Group's Separate Tax Liability in the current Tax Year ("Excess Tax Items") that can be used as hypothetical carry back items against prior hypothetical ASFC Group separate return Tax Years ("Carry Back Items"), LNC shall reimburse ASFC for the use of such Carry Back Items at the rate the ASFC Group would have been entitled to receive had such Carry Back Items actually been used in an ASFC Group claim for refund.


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               h.  To the extent that Excess Tax Items can ultimately be used as hypothetical carry forward items against future hypothetical ASFC Group Tax
Years ("Carry Forward Items"), the ASFC Group shall be entitled to use such Excess Tax Items to offset future years' income but will be required to reimburse LNC to the extent that paragraph 2.c., below, applies.

          2.  Excess Tax Items, Generally.

               a. To the extent that the LNC Consolidated Group can use an Excess Tax Item, which has not otherwise been used as a Carry Back Item, to decrease its federal income tax liability for that quarter after taking into account all similar items from the other affiliated corporations in the LNC Consolidated Group, LNC shall reimburse ASFC at an amount equal to the actual decrease in the tax liability of the LNC Consolidated Group for any Excess Tax Items used, notwithstanding the fact that the ASFC Group could not use these Excess Tax Items in calculating its Separate Tax Liability.

               b. To the extent that the Excess Tax Items are not used under paragraphs a. or 1.g. above, ASFC shall be entitled to a reimbursement from LNC if and when such Excess Tax Items actually reduce the LNC Consolidated Group's federal income tax payments, or when the LNC Consolidated Group actually receives a refund of previously paid taxes, to the extent that such refund payment is directly attributable to such Excess Tax Items.

               c. To the extent that ASFC receives a payment from LNC for the actual use of Excess Tax Items pursuant to paragraphs a. or b., above, LNC shall be entitled to reimbursement from ASFC for the full amount of such payments to the extent that the ASFC Group may use such Excess Tax Items as Carry Forward Items. To the extent that ASFC or any member of the ASFC Group has been compensated by LNC under a prior tax sharing agreement for an amount which would qualify as an Excess Tax Item under this Agreement, LNC shall also be entitled to reimbursement from ASFC for the full amount of such prior payments to the extent that the ASFC Group may use such Excess Tax Items as Carry Forward Items.

               d. Nothing in this entire Section I. shall be interpreted to entitle ASFC to more than a single use of any Excess Tax Items, Carry Back Items, Carry Forward Items, or any other items which reduce the tax liability of the ASFC Group.

          3.  Alternative Minimum Tax Periods.

               a. If the LNC Consolidated Group is required to pay Alternative Minimum Tax ("AMT") for any taxable quarter, then the AMT amount shall be divided



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among all of the corporations in the LNC Consolidated Group which would have had to pay AMT if their tax liability had been calculated on a separate return basis. For this purpose, the ASFC Group shall be treated as one member of the LNC Consolidated Group. The allocation of AMT shall be in proportion to the amount of AMT each corporation would have had to pay on a hypothetical separate return basis. Any amount of AMT so apportioned to the members of the ASFC Group shall be available for use as an AMT credit in calculating the ASFC Group's Separate Tax Liability for future taxable periods in which the AMT credit may actually be used by the LNC Consolidated Group. This provision also shall apply to the extent that the LNC Consolidated Group becomes subject to AMT for prior Tax Years as a result of an IRS audit or other adjustment to the tax liability payable.

               b. If the ASFC Group would be required to pay AMT based upon the calculation of its Separate Tax Liability, but the LNC Consolidated Group is not required to pay AMT for that taxable quarter, then ASFC shall not be required to pay the AMT amount to LNC. Instead, ASFC shall pay to LNC an amount equal to its Separate Tax Liability calculated without regard to the AMT provisions.

          4.  Interest and Penalties.

               a. If, after netting interest payable by the LNC Consolidated Group against interest payable by the IRS for a given Tax Year, the LNC Consolidated Group is required to pay interest to the IRS as a result of any increase in tax liability for a given Tax Year, such interest shall be divided among all of the corporations in the LNC Consolidated Group whose tax liability increased from the initial calculation at the time of the filing of the LNC consolidated tax return for that Tax Year. This allocation shall be made in proportion to the increase in tax liability of the ASFC Group as compared to the increase in tax liability of all other members of the LNC Consolidated Group.

               b. If, after netting interest payable by the LNC Consolidated Group against interest payable by the IRS for a given Tax Year, the LNC Consolidated Group is entitled to receive interest from the IRS as a result of any decrease in tax liability for a given Tax Year, such interest shall also be divided among all of the corporations in the LNC Consolidated Group whose tax liability decreased from the initial calculation at the time of the filing of the LNC consolidated tax return for that Tax Year. This allocation shall be made in proportion to the decrease in tax liability of the ASFC Group as compared to the decrease in tax liability of all other members of the LNC Consolidated Group.




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               c.  Any tax penalties imposed by a taxing authority shall be the responsibility of the corporation whose tax position or tax item caused the imposition of such penalties.

          5.  Payments.  Payments between LNC and ASFC shall be made as follows:

               a. Within five days following the due date of the quarterly estimated federal income tax payment for the LNC Consolidated Group, ASFC shall pay to LNC the full amount (if any) of its Separate Tax Liability for that taxable quarter. Also, to the extent that LNC may use an Excess Tax Item to reduce the amount of the estimated federal income tax payment for the LNC Consolidated Group in a given tax quarter, it shall reimburse ASFC for the use of that item within five days following the due date of such quarterly payment. Likewise, to the extent that ASFC can use an Excess Tax Item for which it has received payment from LNC pursuant to Section I.B.2., above, as a Carry Forward Item, ASFC shall reimburse LNC for such amounts as described in Section I.B.2.c., above, within five days of the quarter in which it may use the Carry Forward Item.

               b. Within five days following the last date for filing a request for an extension to file the annual federal income tax return, an adjusting payment shall be made between LNC and ASFC which is equal to the difference between the quarterly payments made pursuant to paragraph a. above, and the estimated annual Separate Tax Liability of the ASFC Group.

               c. Within 45 days after the filing of the annual federal income tax return of the LNC Consolidated Group, adjusting payments shall be made between LNC and ASFC to the extent of any difference between the payments made pursuant to paragraph a. or b. above, and the annual Separate Tax Liability of the ASFC Group. In the event that LNC cannot use an Excess Tax Item to offset the federal income tax liability of the LNC Consolidated Group for the current Tax Year, but the ASFC Group can use such an item as a Carry Back Item, then the reimbursement by LNC to ASFC contemplated in Section I.B.1.g., above, shall also be made within 45 days after the filing of the annual federal income tax return of the LNC Consolidated Group.

               d. Within 45 days of a settlement of any IRS audit dispute, adjusting payments shall be made between LNC and ASFC as necessary as a result of such settlement.



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               e.  LNC shall be responsible for making all required federal income tax payments for the LNC Consolidated Group.

          6. Information. If any information relevant to making any calculation covered by this Agreement is particularly within the knowledge or possession of ASFC or any subsidiary of ASFC, ASFC shall promptly provide such information to LNC and shall also provide any supporting schedules, data or details which LNC may reasonably request.

          7. State Taxes. To the extent that any state tax system permits or requires that the tax liability of affiliated corporations be computed on a consolidated, affiliated, unitary or combined basis ("Combined Return Basis") and ASFC or any of its subsidiaries files on a Combined Return Basis with one or more other corporations in the LNC Consolidated Group, such state tax liability for ASFC and its subsidiaries shall be calculated and allocated in a manner comparable to that provided in Section I. of this Agreement.



SECTION II.  ASFC NOT CONSOLIDATED

     A. Responsibility for Tax Returns and Tax Payments. For any period in which LNC owns any stock of ASFC, but ASFC is not included in the LNC Consolidated Group, ASFC shall be responsible for filing all federal, state, local, and foreign tax returns relevant to it and its subsidiaries and shall also be responsible for paying any such taxes payable by it or its subsidiaries. Furthermore, any federal, state, local, or foreign tax liabilities which are not calculated on a consolidated basis with part or all of the LNC Consolidated Group shall be the responsibility of the entity incurring such liability even if the ASFC Group is filing as part of the LNC Consolidated Group for federal income tax purposes.

     B. Management of Tax Disputes and Tax Computations. For any Tax Year or portion of a Tax Year in which LNC owns sufficient ASFC stock to result in LNC and ASFC being treated as a consolidated group for financial statement reporting purposes, LNC shall be consulted prior to determining the strategy for handling audits and disputes with taxing authorities, including, but not limited to, whether or not to appeal or litigate one or more issues and any proposed settlements of issues.




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     C.  Carry Over Attributes from Consolidated Periods.

          1. General Carry Over Provisions. To the extent that the ASFC Group carries forward tax attributes for which ASFC has already received compensation from LNC pursuant to the terms of Section I. above, ASFC shall reimburse LNC for the previous payment by LNC to ASFC, at the time of the deconsolidation of LNC and ASFC. To the extent that ASFC has paid LNC for a Separate Tax Liability for which it remains liable after leaving the LNC Consolidated Group, LNC shall reimburse ASFC for the previous payment by ASFC to LNC at the time of the deconsolidation of LNC and ASFC. Similarly, to the extent that the ultimate amount of tax paid differs from the amount of tax liability initially calculated for any given Tax Year in which ASFC was included in the LNC Consolidated Group, LNC or ASFC, as the case may be, shall be required to pay and entitled to receive amounts sufficient to compensate for this difference.

          2. AMT Credits. In the event that ASFC or any member of the ASFC Group leaves the LNC Consolidated Group, the amount of AMT credit which the departing corporation shall be allowed to carry over without any obligation by ASFC to reimburse LNC shall not exceed the amount allocated pursuant to Section I.B.3, above. LNC shall be reimbursed by ASFC to the extent that any AMT credit actually carried over exceeds the amounts calculated in Section I.B.3., at the time of the deconsolidation. Also, ASFC shall be reimbursed by LNC to the extent that it is permitted to carry over less than the amount calculated in
Section I.B.3.

          3. Prior Consolidation Impacts. Neither LNC nor any member of the LNC Consolidated Group shall be liable for any payment to ASFC or any subsidiary of ASFC should the amount of tax that ASFC or any subsidiary of ASFC pays in any such later year on a separate return basis or as a member of another consolidated group be increased as a result of ASFC or any subsidiary of ASFC having been a member of the LNC Consolidated Group.

          4. Elections Impacting Prior Consolidated Periods. In the event that any member of the ASFC Group wishes to make an election for tax purposes which may adversely affect tax positions taken by the LNC Consolidated Group during Tax Years when such corporation was a member of the LNC Consolidated Group, such corporation shall submit to LNC a written request for permission to make such an election. LNC shall not unreasonably withhold such written permission to make a tax election which may be beneficial to any member of the ASFC Group after it leaves the LNC Consolidated Group. The corporation desiring to make such an election shall, as



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a condition of receiving written permission to make the tax election, reimburse
LNC for any and all additional tax costs incurred by the LNC Consolidated Group in connection with permitting such an election to be made.



SECTION III. GENERAL ITEMS

     A.  Interaction with Prior Tax Periods.

          1. Tax Payments for Prior Periods. To the extent that the tax liability initially allocated to any corporation in the ASFC Group for a prior tax period is subsequently redetermined, as a result of filing an amended return, the outcome of an IRS examination, the retroactive application of a new tax law or tax regulation, or other similar modifying action or item, ASFC shall pay LNC for any such increases to the ASFC Group's tax liability and is also entitled to receive a payment from LNC for any decreases in tax liability attributable to the ASFC Group.

          2. Prior Tax Payments. To the extent that any member of the ASFC Group paid to LNC an amount for its share of the LNC Consolidated Group's federal income tax liability or to the extent that it pays an amount pursuant to paragraph 1. above, the ASFC Group shall be entitled to consider the amount of such prior payments when determining whether or not Carry Back Items may be used to offset tax payments for prior years.

          3. Interest and Penalties for Prior Periods. Any interest and penalties payable by any member of the LNC Consolidated Group relating to Tax Years prior to this Agreement shall be subject to the terms of Section I.B.4 to the extent that they become payable after the effective date of this Agreement.

     B. Filing Relevant Items. ASFC agrees to file any elections, consents, and other documents and take any other actions which may be necessary or appropriate to carry out the purposes of this Agreement.

     C. Inclusion of ASFC Subsidiaries. If ASFC owns, acquires or creates any subsidiary corporation which is an includible corporation as that term is defined in IRC section 1504, such subsidiary corporation shall be subject to this Agreement and shall be included in the ASFC Group. ASFC shall treat each such subsidiary corporation as




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if ASFC has an identical tax sharing Agreement to this Agreement between itself and the subsidiary corporation, unless ASFC and such subsidiary have entered into a separate tax sharing Agreement which has been approved in writing by LNC.

     D. Applicability to Succeeding Entities. This Agreement shall be binding on any successor of the parties to this Agreement, including but not limited to any successor of LNC or ASFC, to the same extent as if the successor had been an original party to this Agreement.

     E. Provision of Items to Defend Tax Positions. Both LNC and ASFC agree to cooperate in supplying information reasonably requested by the other party in order to make any computations required under this Agreement and for the purpose of defending tax examinations, including appeals and litigation.

     F. Maintenance of Books and Records. LNC and ASFC agree to maintain internal accounting books and records for themselves and each of their subsidiaries in a manner consistent with U.S. generally accepted accounting principles and Indiana statutory accounting principles. Furthermore, LNC and ASFC agree to account for any intercompany transactions entered into by them or any of their subsidiaries and to make such information available to the other party for tax purposes both when such transactions are entered into and when such intercompany transactions become currently taxable.


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     G.  Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana and no state court other than the courts of the State of Indiana shall have jurisdiction over disputes between the parties concerning the validity, performance, interpretation or construction of this Agreement.



                         LINCOLN NATIONAL CORPORATION


Date: August 13, 1996    By /s/ Richard C. Vaughan
                            ------------------------------------
                            Richard C. Vaughan
                            Executive Vice President and Chief Financial Officer



                         AMERICAN STATES FINANCIAL CORPORATION


Date: 8-22-96            By /s/ Todd R. Stephenson
                            -------------------------------------
                            Todd R. Stephenson
                            Senior Vice President, Treasurer and
                            Chief Financial Officer





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